EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C- 2013

Contacts: Media Robin Keegan 404-652-4713 Investor Relations 404-652-5555

Nov. 7, 2005

GEORGIA-PACIFIC BOARD DECLARES REGULAR QUARTERLY DIVIDEND AND APPROVES CAPITAL TO EXPAND GYPSUM FACILITY

            ATLANTA -- Georgia-Pacific Corp.'s (NYSE: GP) board of directors approved a regular quarterly dividend of 17.5 cents per share. The dividend is payable Nov. 28, 2005, to shareholders of record Nov. 18, 2005.

            The board also approved capital funding of more than $100 million for the expansion of the Savannah, Ga., gypsum facility. This expansion, along with other modernization programs across the company's gypsum division, will support the growing, proprietary Dens® product lines as well as its overall ToughRock® gypsum business. The project will include improvements to the gypsum rock handling system, a new mill and related systems, and a new wallboard manufacturing line. Capacity of the new wallboard line is approximately 650 million square feet of 1/2 inch wallboard, which will be used to help meet growing demand in the region in both the retail and commercial markets. The project, which will more than double production at the facility, is expected to be completed in early 2007.

            Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and marketers of tissue, packaging, paper, building products and related chemicals. With 2004 annual sales of approximately $20 billion, the company employs 55,000 people at more than 300 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products manufacturing business has long been among the nation's leading supplier of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

-0-